Exhibit B

 JOINT FILING AGREEMENT

            The  undersigned  hereby agree that the  Statement on Schedule  13G, and any further  amendments  thereto executed by each and any of us shall be filed on behalf of each of us  pursuant to and in  accordance  with the provisions of Rule  13d-1(k)(1)  under the  Securities  Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: August 22, 2007

POTOMAC CAPITAL MANAGEMENT LLC

By:	/s/ Paul J. Solit
Paul J. Solit, Managing Member

POTOMAC CAPITAL MANAGEMENT INC.

By:	/s/ Paul J. Solit
Paul J. Solit, President

PAUL J. SOLIT

By:	/s/ Paul J. Solit
Paul J. Solit

POTOMAC CAPITAL PARTNERS, LP

By:	/s/ Paul J. Solit
Paul J. Solit, Managing Member of the General Partner